Exhibit 99.1

ENERGY PARTNERS, LTD. ANNOUNCES PRICING OF NOTES

New Orleans, Louisiana, February 4, 2011…Energy Partners, Ltd. (NYSE:EPL) (“EPL” or the “Company”) announced today that it has priced its offering of $210.0 million principal amount of 8.25% senior notes due 2018 (the “Notes”). The Notes will be sold to the initial purchasers at par, and will be fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis, by certain of EPL’s existing direct and indirect material subsidiaries.

The Notes were offered in a private placement only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption for the registration requirements of the Securities Act.

The closing of the offering of the Notes is expected to occur on or about February 14, 2011, subject to the concurrent closing of EPL’s previously-announced acquisition of producing Gulf of Mexico shelf properties from Anglo-Suisse Offshore Partners, LLC for $200.7 million in cash (the “Acquisition”). The offering is also subject to other customary closing conditions. The net proceeds from the offering are expected to be used to fund the Acquisition and for general corporate purposes.

Jefferies & Company, Inc. and BMO Capital Markets Corp. are acting as joint book-running managers for the offering.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of an offering memorandum.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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